®

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167
Release	Immediately

Contact	Media: Kelli Powers (314-694-4003)
Analysts: Bryan Hurley (314-694-8148)

MILESTONE ACHIEVEMENTS FOR SEEDS AND TRAITS AND IMPROVED PERFORMANCE ACROSS CORE BUSINESS DRIVE STRONGER OUTLOOK FOR MONSANTO

Company Raises Full-Year Ongoing Earnings Per Share Guidance to $2.84 to $2.88, or $2.82 to $2.86 As-Reported, While Increasing Free Cash Flow Guidance for the Second Time

ST. LOUIS (June 29, 2011) – Looking at the scorecard of milestones to achieve this year, Monsanto Company (NYSE: MON) executives today said the strength of its seeds and traits business in the United States and Latin America combined with the well-received implementation of its agricultural productivity strategy drove a successful fiscal third quarter for the company.  The key third quarter – one of the company’s most significant historically – is a highlight in a year that has created real momentum with the establishment of key products in the United States, accelerated adoption in Latin America and the growth of other key markets.  The company is well-positioned to conclude fiscal 2011 at a high-teens ongoing earnings growth target and translate that growth into greater free cash flow.

	Third Quarter		Nine Months
($ in millions)	2011	2010	2011	2010
Net Sales By Segment
Corn seed and traits	$1,123	$1,020	$4,134	$3,836
Soybean seed and traits	605	549	1,446	1,383
Cotton seeds and traits	487	420	666	513
Vegetable seeds	216	204	628	600
All other crops seeds and traits	216	169	357	309
TOTAL Seeds and Genomics	$2,647	$2,362	$7,231	$6,641

Agricultural productivity	$943	$600	$2,318	$1,908
TOTAL Agricultural Productivity	$943	$600	$2,318	$1,908

TOTAL Net Sales	$3,590	$2,962	$9,549	$8,549

Gross Profit	$1,955	$1,387	$5,081	$4,225

Operating Expenses	$952	$828	$2,535	$2,426

Interest Expense – Net	$18	$17	$66	$72
Other Expense (Income) – Net	$15	$7	$38	$(3)

Net Income Attributable to Monsanto Company	$680	$384	$1,703	$1,252

Diluted Earnings per Share (See note 1.)	$1.26	$0.70	$3.14	$2.27
Items Affecting Comparability – EPS Impact
Restructuring charges	—	0.11	0.01	0.23
Income on discontinued operations	—	—	(0.01)	(0.01)
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$1.26	$0.81	$3.14	$2.49

Effective Tax Rate	28%	26%	29%	27%

	Third Quarter		Nine Months
Comparison as a Percent of Net Sales:	2011	2010	2011	2010
Gross profit	54%	47%	53%	49%
Selling, general and administrative expenses (SG&A)	16%	17%	16%	18%
Research and development expenses	10%	10%	10%	10%
Income from continuing operations before income taxes	27%	18%	26%	20%
Net income attributable to Monsanto Company	19%	13%	18%	15%

“The third quarter is always an important quarter for Monsanto, as it effectively concludes our fiscal year from an operational standpoint,” said Hugh Grant, Monsanto’s president and chief executive officer.  “Our U.S. selling season is almost complete, and farmers in Latin America are now harvesting their crops.  That gives us real data to validate the momentum we’ve felt.  We made significant changes to our business this year, and those changes resonated with our customers.  We earned their business and achieved what we set out to achieve:  unit volume growth in our core crops, a successful implementation of our agricultural productivity strategy and sustained cost-discipline across our operations.  That positions us well for the coming years and the mid-teens earnings growth opportunity we see for this company.”

Results of Operations

Net sales increased $628 million, or 21 percent, in the three-month comparison driven by unit volume growth in both the seeds and genomics and agricultural productivity segments.  Net income attributable to Monsanto Company in the third quarter was $680 million.

Gross profit rose 41 percent in the quarter to approximately $2 billion, with margins higher due to mix and cost improvements.  For the first nine months, gross profit is up 20 percent or $856 million.

Operating expenses were up $124 million in the third quarter compared to the prior year, as expected. In the three-month comparison, selling, general and administrative (SG&A) expenses were up 20 percent, tracking with the increase expected as the company realizes more investments in employee and sales incentives and new product launches.  Research & Development (R&D) expenses increased as the company continues to make incremental investments in R&D to help fuel future growth.

Earnings per share (EPS) for the third quarter were $1.26 on both an as-reported basis and an ongoing basis. EPS for the first nine months of fiscal year 2011 were $3.14 on both an as-reported basis and an ongoing basis. (For a reconciliation of EPS to ongoing EPS see page 1).

Cash Flow

The company’s strong cash position continued in the third quarter.  For the first nine months of the fiscal year, cash flow from operations was a source of $944 million compared with a use of $538 million in the first nine months last year. Net cash required by investing activities for the first nine months of fiscal year 2011 was $707 million, compared to $614 million for the same period of fiscal year 2010.

Net cash required by financing activities for the first nine months of 2011 was $766 million, compared to net cash required of $323 million for the same period of fiscal year 2010.

Free cash flow was a source of $237 million for the first nine months of fiscal year 2011, compared to a use of nearly $1.2 billion for the first nine months of fiscal year 2010. (For a reconciliation of free cash flow, see note 1.)

The company continues to make progress on its current $1 billion, three-year share repurchase authorization, representing one of its most significant uses of cash.  The company spent $105 million on repurchases in the third quarter for total repurchases to date of $487 million, nearly half the authorization.

Outlook

The company raised its full-year as-reported and ongoing EPS guidance and free cash flow guidance.  The company expects full-year 2011 ongoing EPS in the range of $2.84 to $2.88.  Full-year 2011 EPS guidance on an as-reported basis is expected in the range of $2.82 to $2.86.  (For a reconciliation of EPS, see note 1.)

The company expects free-cash for fiscal year 2011 in the range of $1.1 billion to $1.3 billion.  The company expects net cash provided by operating activities to be $2 billion to $2.3 billion, and net cash required by investing activities to be approximately $900 million to $1 billion for fiscal year 2011. (For a reconciliation of free cash flow, see note 1.)

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
	Third Quarter		Nine Months		Third Quarter		Nine Months
Seeds and Genomics	2011	2010	2011	2010	2011	2010	2011	2010
Corn Seed and Traits	$1,123	$1,020	$4,134	$3,836	$679	$570	$2,524	$2,294
Soybean Seed and Traits	605	549	1,446	1,383	386	292	953	817
Cotton Seed and Traits	487	420	666	513	386	328	502	376
Vegetable Seeds	216	204	628	600	123	112	361	362
All Other Crops Seeds and Traits	216	169	357	309	132	104	176	166
TOTAL Seeds and Genomics	$2,647	$2,362	$7,231	$6,641	$1,706	$1,406	$4,516	$4,015

($ in millions)	Earnings (Loss) Before Interest & Taxes (EBIT)
	Third Quarter		Nine Months
Seeds and Genomics	2011	2010	2011	2010
EBIT (For a reconciliation of EBIT, see note 1.)	$880	$704	$2,263	$2,009
Unusual Items Affecting EBIT: Restructuring	$(1)	$(68)	$(15)	$(130)

The Seeds and Genomics segment consists of the company’s global seeds and related traits business.

In total, sales for Monsanto’s Seeds and Genomics segment in the third quarter of fiscal 2011 increased 12 percent or $285 million over the prior year period, driven by global unit volume growth and a mix upgrade in the United States.  The company expects to reach the high end of its gross-profit range of $5.1 billion to $5.2 billion for the business on the strength of the double-digit gross profit results year-to-date.

The company expects to achieve the mid-teens millions of U.S. acres it had targeted for both its Genuity® Roundup Ready 2 Yield® soybeans and the Genuity® reduced refuge corn family this year, adding a positive mix improvement across its U.S. soybean and corn portfolios and establishing a foundation for future growth across both crops.  U.S. corn volume growth is complemented by volume growth in Europe and Latin America, where Monsanto has seen volume increases in Argentina and a rebound in planted acres in Brazil.

The cotton business continues to deliver a strong performance, with an increase in acres and breeding improvements bringing growth.  Monsanto expects to grow volume as the cotton market expands.

The company continues to work towards achieving sales growth and margin expansion in vegetables.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit (Loss)
	Third Quarter		Nine Months		Third Quarter		Nine Months
	2011	2010	2011	2010	2011	2010	2011	2010
Agricultural Productivity	$943	$600	$2,318	$1,908	$249	$(19)	$565	$210
TOTAL Agricultural Productivity	$943	$600	$2,318	$1,908	$249	$(19)	$565	$210

($ in millions)	Earnings (Loss) Before Interest & Taxes (EBIT)
	Third Quarter		Nine Months
Agricultural Productivity	2011	2010	2011	2010
EBIT (For a reconciliation of EBIT, see note 1.)	$76	$(175)	$196	$(228)
Unusual Items Affecting EBIT:
EBIT from Discontinued Operations	$—	$—	$4	$5
Restructuring	$—	$(18)	$4	$(54)

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.  The segment saw a strong quarter, with gross profit of $249 million led by the positive response to the repositioning of the glyphosate business and contributions from the lawn-and-garden business, which despite unfavorable weather is set to achieve its second year of above-historical profitability.

The company now expects the segment to deliver gross profit of roughly $700 million for the year, an increase from the previous estimate.

Sales in the third quarter of fiscal 2011 for Monsanto’s Agricultural Productivity segment increased 57 percent, with gross profit improvement as well as a function of volume and cost improvements.

Monsanto announced the staff of the Securities and Exchange Commission is conducting an investigation regarding Monsanto’s customer incentive programs relating to its glyphosate products in fiscal years 2009 and 2010, and Monsanto has received a subpoena for documents in connection therewith.  Monsanto is cooperating with the staff’s investigation.

Webcast Information

In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today.  The call will focus on these results and future expectations and may include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com and clicking on “Investor Information” or at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=122069&eventID=4137207.  Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto Web site for three weeks.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com.  Follow our business on Twitter® at www.twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at www.monsantoblog.com, or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent Form 10-K Report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Genuity and Roundup Ready 2 Yield are trademarks of Monsanto Company and its wholly-owned subsidiaries.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2011	2010	2011	2010
Net Sales	$3,590	$2,962	$9,549	$8,549
Cost of Goods Sold	1,635	1,575	4,468	4,324
Gross Profit	1,955	1,387	5,081	4,225
Operating Expenses:
Selling, general and administrative expenses	591	492	1,543	1,500
Research and development expenses	360	302	983	848
Restructuring charges, net	1	34	9	78
Total Operating Expenses	952	828	2,535	2,426
Income From Operations	1,003	559	2,546	1,799
Interest Expense	35	35	117	115
Interest Income	(17)	(18)	(51)	(43)
Other Expense (Income), Net	15	7	38	(3)
Income from Continuing Operations Before Income Taxes	970	535	2,442	1,730
Income Tax Provision	270	138	704	468
Income from Continuing Operations Including Portion
Attributable to Noncontrolling Interest	$700	$397	$1,738	$1,262
Discontinued Operations:
Income from Operations of Discontinued Businesses	—	—	4	5
Income Tax Provision	—	—	1	—
Income on Discontinued Operations	—	—	3	5
Net Income	$700	$397	$1,741	$1,267
Less: Net Income Attributable to Noncontrolling Interest	20	13	38	15
Net Income Attributable to Monsanto Company	$680	$384	$1,703	$1,252

EBIT (see note 1)	$956	$529	$2,459	$1,781

Basic Earnings per Share Attributable to Monsanto Company:
Income from Continuing Operations	$1.27	$0.71	$3.17	$2.29
Income on Discontinued Operations	—	—	—	0.01
Net Income Attributable to Monsanto Company	$1.27	$0.71	$3.17	$2.30

Diluted Earnings per Share Attributable to Monsanto Company:
Income from Continuing Operations	$1.26	$0.70	$3.13	$2.26
Income on Discontinued Operations	—	—	0.01	0.01
Net Income Attributable to Monsanto Company	$1.26	$0.70	$3.14	$2.27

Weighted Average Shares Outstanding:
Basic	535.5	543.2	536.9	544.7
Diluted	541.2	549.9	542.9	552.1

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Condensed Statements of Consolidated Financial Position	As of	As of
	May 31, 2011	Aug. 31, 2010
Assets
Current Assets:
Cash and cash equivalents (variable interest entities restricted - 2011: $103)	$1,074	$1,485
Short-term investments	250	—
Trade receivables, net (variable interest entities restricted - 2011: $88)	3,579	1,590
Miscellaneous receivables	740	717
Deferred tax assets	384	511
Inventory, net	2,826	2,739
Other current assets	134	80
Total Current Assets	8,987	7,122

Property, Plant and Equipment, Net	4,270	4,227
Goodwill	3,364	3,204
Other Intangible Assets, Net	1,335	1,263
Noncurrent Deferred Tax Assets	1,085	1,014
Long-Term Receivables, Net	474	513
Other Assets	571	524
Total Assets	$20,086	$17,867

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt	216	241
Accounts payable	603	752
Income taxes payable	333	66
Accrued compensation and benefits	396	179
Accrued marketing programs	849	839
Deferred revenues	324	219
Grower production accruals	158	130
Dividends payable	—	151
Customer payable	27	83
Restructuring reserves	48	197
Miscellaneous short-term accruals	764	684
Total Current Liabilities	3,718	3,541

Long-Term Debt	2,027	1,862
Postretirement Liabilities	923	920
Long-Term Deferred Revenue	351	395
Noncurrent Deferred Tax Liabilities	145	137
Long-Term Portion of Environmental and Litigation Reserves	183	188
Other Liabilities	669	681
Monsanto Shareowners’ Equity	11,859	10,099
Noncontrolling Interest	211	44
Total Shareowners’ Equity	12,070	10,143
Total Liabilities and Shareowners’ Equity	$20,086	$17,867

Debt to Capital Ratio:	16%	17%

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited
Statements of Consolidated Cash Flows	Nine Months Ended May 31,
	2011	2010
Operating Activities:
Net Income	$1,741	$1,267
Adjustments to reconcile cash provided (required) by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	457	446
Bad-debt expense	(6)	41
Stock-based compensation expense	83	72
Excess tax benefits from stock-based compensation	(24)	(40)
Deferred income taxes	(45)	(98)
Restructuring charges, net	9	78
Equity affiliate income, net	(12)	(21)
Net gain on sales of a business or other assets	(5)	(2)
Other items	46	38
Changes in assets and liabilities that provided (required) cash, net of acquisitions:
Trade receivables, net	(1,759)	(1,648)
Inventory, net	36	78
Deferred revenues	30	(80)
Accounts payable and other accrued liabilities	757	(324)
Restructuring cash payments	(164)	(175)
Pension contributions	(47)	(95)
Net investment hedge settlement	—	(4)
Other items	(153)	(71)
Net Cash Provided (Required) by Operating Activities	944	(538)

Cash Flows Required by Investing Activities:
Purchases of short-term investments	(430)	—
Maturities of short-term investments	180	—
Capital expenditures	(326)	(560)
Acquisitions of businesses, net of cash acquired	(99)	(57)
Purchases of long-term equity securities	—	(14)
Technology and other investments	(51)	(26)
Other investments and property disposal proceeds	19	43
Net Cash Required by Investing Activities	(707)	(614)

Cash Flows Required by Financing Activities:
Net change in financing with less than 90-day maturities	(40)	596
Short-term debt proceeds	59	26
Short-term debt reductions	(33)	(54)
Long-term debt proceeds	300	—
Long-term debt reductions	(192)	(3)
Payments on other financing	(3)	(3)
Debt issuance costs	(3)	—
Treasury stock purchases	(486)	(498)
Stock option exercises	45	50
Excess tax benefits from stock-based compensation	24	40
Tax withholding on restricted stock and restricted stock units	(4)	—
Dividend payments	(452)	(434)
Proceeds from noncontrolling interests	69	—
Dividend payments to noncontrolling interests	(50)	(43)
Net Cash Required by Financing Activities	(766)	(323)
Cash Assumed from Initial Consolidations of Variable Interest Entities	77	—
Effect of Exchange Rate Changes on Cash and Cash Equivalents	41	(6)
Net Decrease in Cash and Cash Equivalents	(411)	(1,481)
Cash and Cash Equivalents at Beginning of Period	1,485	1,956
Cash and Cash Equivalents at End of Period	$1,074	$475

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss) attributable to Monsanto Company, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss) attributable to Monsanto.

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2011	2010	2011	2010
EBIT – Seeds and Genomics Segment	$880	$704	$2,263	$2,009
EBIT – Agricultural Productivity Segment	76	(175)	196	(228)
EBIT– Total	956	529	2,459	1,781
Interest Expense, Net	18	17	66	72
Income Tax Provision(A)	258	128	690	457
Net Income Attributable to Monsanto Company	$680	$384	$1,703	$1,252

(A)	Includes the income tax provision from continuing operations, the income tax benefit (provision) on noncontrolling interest, and the income tax provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year	Nine Months
	2011	Ended
	Guidance	May 31, 2011
Diluted Earnings per Share	$2.82-$2.86	$3.14
Restructuring Charges, Net	$0.02	$0.01
Income on Discontinued Operations	—	(0.01)
Diluted Earnings per Share from Ongoing Business	$2.84-$2.88	$3.14

Reconciliation of Free Cash Flow:  Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2011 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year	Nine Months Ended
	2011	May 31,
	Guidance	2011	2010
Net Cash Provided (Required) by Operating Activities	$2,000-2,300	$944	$(538)
Net Cash Required by Investing Activities	(900)-(1,000)	(707)	(614)
Free Cash Flow	$1,100-1,300	237	(1,152)
Net Cash Required by Financing Activities	N/A	(766)	(323)
Cash Assumed from Initial Consolidations of Variable Interest Entities	N/A	77	—
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	41	(6)
Net Decrease in Cash and Cash Equivalents	N/A	(411)	(1,481)
Cash and Cash Equivalents at Beginning of Period	N/A	1,485	1,956
Cash and Cash Equivalents at End of Period	N/A	$1,074	$475